Exhibit 99.1

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FORTUNE BRANDS ANNOUNCES PLAN FOR LEADERSHIP TRANSITION

•	President & COO Bruce Carbonari Elected CEO Effective January 1, 2008

•	Norm Wesley to Continue as Chairman of the Board

Deerfield, IL, August 20, 2007 – Fortune Brands, Inc. (NYSE: FO) today announced that Bruce Carbonari, currently president and chief operating officer of the company, will succeed Norm Wesley as chief executive officer effective January 1, 2008. Wesley, 57, currently chairman and chief executive officer, will continue as chairman of the board. He will have served as CEO for eight years at the time of the transition. Carbonari, 51, has also been elected a member of the board effective August 21.

“This announcement today begins a smooth transition of leadership and provides continuity for Fortune Brands,” Wesley said. “Fortune Brands has a proud history of developing management talent from within, and my decision and this transition are logical steps in that process. In fact, Bruce will have served as president and COO for the same length of time that I did before becoming CEO at the end of 1999.

“Bruce has been a big part of Fortune Brands’ success over his 17 years with the company,” Wesley continued. “He’s led our biggest brand and our biggest business unit, generating strong growth at each. As president, he’s skillfully overseen all our company operations. Over the years, Bruce has helped us create substantial shareholder value by driving strong organic growth, developing new growth platforms, strategically accessing and successfully integrating acquisitions, and improving supply chains. Bruce possesses a valuable blend of strategic and tactical expertise and will hit the ground running as CEO.

“By continuing to serve as chairman, I will look forward to continuing to lead major strategic initiatives, including our interest in the sale process surrounding Absolut vodka,” Wesley added.

“I’m honored by the opportunity to succeed Norm as CEO at year end and to lead a great team of 33,000 Fortune Brands people worldwide,” said Carbonari. “I look forward to building on our company’s success and to maintaining our sharp focus on creating value for shareholders. That includes a sustained commitment to the strategy that has served

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Fortune Brands so well: investing to grow our leading consumer brands, positioning our businesses for stronger growth and higher returns, transforming operations to improve performance and cost structures, and leveraging the company’s financial strength to drive shareholder value higher.”

Sustaining Strong Leadership at Fortune Brands

Bruce Carbonari has held key leadership positions at Fortune Brands for the past 17 years. He became president of Moen Incorporated in 1990, the year it was acquired by Fortune Brands. After serving as president and CEO of Moen, Carbonari led Fortune Brands’ Home & Hardware subsidiary from 2000 through 2006. He was elected president and chief operating officer of Fortune Brands in December 2006. He earned a BA in finance and accounting from Boston College and a master’s degree in management sciences from Hartford Graduate Center, an affiliate of Rensselaer Polytechnic Institute. Carbonari currently serves as Vice Chairman of the policy advisory board for the Joint Center for Housing Studies at Harvard University, as well as on the board of RPM, Inc.

Norm Wesley became chairman and CEO of Fortune Brands in December of 1999, after serving as president and chief operating officer for a year. During his tenure as chairman and CEO, the company’s annual sales have grown from $5.5 billion to $8.8 billion, EPS before charges/gains has grown from $1.99 in 1999 to $5.30 in 2006, and the stock price has grown from $31 to more than $80. Wesley led a portfolio realignment that established Fortune Brands as a more sharply focused leading consumer brands company. The major strategic moves he initiated include the acquisition in 2005 of more than 25 premium spirits and wine brands, development of the company’s distribution partnerships with Absolut vodka, and the value-creating spin-off of the office products business.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in spirits and wine, home and hardware products, and golf equipment. Beam Global Spirits & Wine, Inc. is the company’s spirits and wine business. Major spirits and wine brands include Jim Beam and Maker’s Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ liqueurs, Laphroaig single malt Scotch and Clos du Bois and Geyser Peak wines. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

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Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: competitive market pressures (including pricing pressures); consolidation of trade customers; successful development of new products and processes; ability to secure and maintain rights to intellectual property; risks pertaining to strategic acquisitions and joint ventures, including the potential financial effects and performance of such acquisitions or joint ventures, and integration of acquisitions and the related confirmation or remediation of internal controls over financial reporting; changes related to the potential privatization of V&S Group; ability to attract and retain qualified personnel; general economic conditions, including the U.S. housing market; weather; risks associated with doing business outside the United States, including currency exchange rate risks; interest rate fluctuations; commodity and energy price volatility; costs of certain employee and retiree benefits and returns on pension assets; dependence on performance of distributors and other marketing arrangements; the impact of excise tax increases on distilled spirits and wines; changes in golf equipment regulatory standards and other regulatory developments; potential liabilities, costs and uncertainties of litigation; impairment in the carrying value of goodwill or other acquired intangibles; historical consolidated financial statements that may not be indicative of future conditions and results due to the recent portfolio realignment; any possible downgrades of the company’s credit ratings; as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings.

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